Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 04:58 PM 07/22/2019 FILED 04:58 PM 07/22/2019 SR 20196093442 - File Number 7451540

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CALLED HIGHER STUDIOS, INC.

It is hereby certified that:

1. The name of the corporation is Called Higher Studios, Inc. (the “Corporation”)

2. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 4, 2019.

3. This Amended and Restated Certificate of Incorporation was duly adopted by the corporation’s Board of Directors (the “Board”) and a majority of the corporation’s outstanding stock in accordance with Sections 242 and 245 of Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

4. The original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows.

ARTICLE I

The name of the corporation is Called Higher Studios, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808-1674. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

Section 1. Re-Authorization of Shares. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is twenty million (20,000,000) shares, par value one-thousandth of one cent ($0.00001) per share. Of the total number of authorized shares, ten million (10,000,000) shall be Class A Voting Common Stock, five million (5,000,000) shall be Class B Voting Common Stock, and five million (5,000,000) shall be Preferred Stock. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of the Corporation.

Section 2. Reclassification of Existing Common Stock. No Common Stock has been issued prior to the filing of this Amended and Restated Certificate of Incorporation.

Section 3. Common Stock. A statement of the designations of the Common Stock and the powers, preferences, rights and qualifications, limitations or restrictions thereof is as follows:

(a)	Voting Rights. The rights of the holders of the shares of Class A Voting Common Stock and Class B Voting Common Stock are identical, except that the holders of Class A Voting Common Stock shall be entitled to one (1) vote for each share on all matters submitted to a vote of the shareholders. Holders of Class A Voting Common Stock at all times shall vote together with the holders of Class B Voting Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. Each holder of Class B Voting Common Stock shall be entitled to ten (10) votes for each share on all matters submitted to a vote of the shareholders. Holders of Class B Voting Common Stock at all times shall vote together with the holders of Class A Voting Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation.

(b)	Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the Board may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board, declare and pay dividends on the Common Stock.

(c)	Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

(d)	Restrictions. No holder of Called Higher Studios Class B Voting Common Stock may sell, transfer, assign, pledge or otherwise dispose of or encumber any Class B Voting Common Stock without Called Higher Studio’s prior written consent. Called Higher Studios may withhold consent for any legitimate corporate purpose.

(e)	Conversion Rights. Each share of Class B Voting Common Stock is convertible into one share of Class A Voting Common Stock at the option of the holder at any time upon written notice to the Corporation. Except for certain permitted transfers, each share of Class B Voting Common Stock shall be automatically, without further action by its holder, converted into one share of Class A Voting Common Stock, upon sale or assignment.

Section 4. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law.

The Board is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the statues that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance of and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Section 1. No Personal Liability. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 2. Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director of officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director of officer at the request of the Corporation or any predecessor to the Corporation.

Section 3. No Amendment or Repeal. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE IX

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE X

The name and mailing address of the incorporator are as follows.

Jason Brown

9042 Berry Farms Xing

Franklin TN 37064

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on July 18th, 2019.

Called Higher Studios, Inc

By:	/s/ Jason Brown

Name: Jason Brown

Title: Chief Executive Officer

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